COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
132 Turnpike Road, Suite 210
Southborough, MA 01772

QUALIFIED PLAN RIDER

As used in this Rider, "Contract" means the contract to which this Rider is attached. This Rider forms a part of the Contract to which it is attached from the Date of Issue. Terms not defined in this Rider have the meaning given to them in the Contract. In the event of any conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider shall prevail over the terms of the Contract. The Contract, as amended, is issued to or purchased by the trustee of a pension or profit-sharing plan intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

1. Except as allowed by the qualified pension or profit-sharing plan of which this Contract is a part, the Contract may not be transferred, sold, assigned, discounted or pledged, either as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than Us.

2. This Contract shall be subject to the provisions, terms and conditions of the qualified pension or profit-sharing plan of which the Contract is a part. Any payment, distribution or transfer under this Contract shall comply with the provisions, terms and conditions of such plan as determined by the plan administrator, trustee or other designated plan fiduciary. We shall be under no obligation under or by reason of issuance of this Contract either (a) to determine whether any such payment, distribution or transfer complies with the provisions, terms and conditions of such plan or with applicable law, or (b) to administer such plan, including, without limitation, any provisions required by the Retirement Equity Act of 1984.

3. If Your qualified pension or profit sharing plan provides for plan loans, and if not prohibited by any other Rider to the Contract, We may make loans to You on the sole security of Your Fixed Account within the limits of Code section 72(p) and on the following terms and conditions. You are responsible to determine that the loan is consistent with the terms of Your qualified pension or profit sharing plan and applicable law.

          (a) Upon receipt of a loan agreement made in the form prescribed by Us and signed by You, You will be eligible to receive a loan. You may have only one loan outstanding at a time, unless otherwise specified in Our loan procedures.

          (b) The minimum and maximum loan amounts will be set forth in Our loan procedures. The maximum loan amount shall not be greater than the amount permitted by Code section 72(p).

          (c) The loan will be administered from the Fixed Account. However, We reserve the right to administer the loan from another designated account for contracts with the same form number as the Contract. The administering account will be assigned as security for the loan at the time the loan is made. Any additional value required as security beyond the value of the administering account will be obtained by transfer from the other accounts established under the Contract, if any. Such other accounts as well as transfer provisions are described in the Contract. We may defer the granting of a loan from our Fixed Account for six months from the date of Our receipt of a loan request in Good Order.

          (d) The amount of Debt will reduce the amount payable upon death or surrender or the amount that may be applied under an Annuity Option.

          (e) Loan interest rates may depend on whether the Plan is subject to ERISA. The applicable interest rates are stated in our Loan procedures. Moreover, the interest rate and any service fees charged on a loan will be stated in the loan agreement.

          (f) Any loan will be repaid by You over a specified period of time, but no more than five (5) years from the date of borrowing unless the loan is made to acquire Your principal residence as permitted by Code section 72(p). Any loan must be amortized on a substantially level basis with payments not less frequently than monthly. A loan may be repaid in full or in part at any time prior to the Annuity Date, and all Debt must be repaid in full prior to the transfer of any amounts to another contract.

               In the event You do not repay all or a portion of the principal amount of any loan within the time prescribed, You will continue to be liable for any unpaid loan balance, in addition to any interest owed on principal payments not made. Any default in the payment of principal or interest on a loan will (i) reduce the amount available for distribution to You or Your Beneficiary, and
               (ii) if not cured within the period prescribed under Code section 72(p), will be treated as a deemed taxable distribution to You and may result in adverse tax consequences.

               Should Debt equal or exceed the Contract Value, We will mail to Your last known address a Notice of Termination. The Contract will terminate thirty-one (31) days after such Notice of Termination is mailed by Us, and Debt will be treated as a withdrawal. Adverse tax consequences may result.

          (g) If Your qualified pension or profit sharing plan is subject to ERISA, before we make a loan, the plan administrator must determine that the requirements of ERISA, including section 408(b)(1) and the regulations thereunder, have been satisfied.

          We reserve the right to adopt procedures and specify additional terms and conditions for loans as we determine to be proper to administer this Paragraph (3), including procedures for telephonic or other electronic loan requests and deemed execution of loan documentation

4. Notwithstanding any provision to the contrary in this Contract or the qualified pension or profit-sharing plan of which this Contract is a part, We reserve the right to amend or modify this Contract or Rider to the extent necessary to comply with any law, regulation, ruling or other requirement deemed by Us to be necessary to establish or maintain the qualified status of such pension or profit-sharing plan.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

IN WITNESS WHEREOF, Commonwealth Annuity and Life Insurance Company has caused this Rider to be signed by its President and Secretary.



-------------------------------------   ----------------------------------------
Secretary                               President